Exhibit (h)(2)

UMB DISTRIBUTION SERVICES, LLC

235 West Galena Street

Milwaukee, Wisconsin 53212

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES

OF HAMILTON LANE PRIVATE INFRASTRUCTURE FUND

Ladies and Gentlemen:

This Dealer Assistance Agreement (the “Agreement”) is entered into between (1) UMB Distribution Services, LLC (“we,” “our” or the “Distributor”), as the principal distributor for Hamilton Lane Private Infrastructure Fund (the “Fund”), and (2) the undersigned authorized dealer of shares of the Fund (“you,” “your” or “Dealer”).

We have entered into a Distribution Agreement with the Fund, a Delaware statutory trust registered as closed-end fund under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with its separate classes of shares currently offered and listed on Schedule A hereto (each a “Class,” and collectively the “Classes”), pursuant to which we have been appointed as principal distributor of shares of the Fund.

This Agreement has been adopted by the Fund pursuant to a distribution plan adopted by the Fund pursuant to exemptive relief received by the Fund’s investment adviser from the Commission (the “Plan). This Agreement relates to the distribution assistance and/or sub-accounting, account maintenance and personal services to Fund shareholders (together, “shareholder servicing”) to be provided by you to the Fund for which you are entitled to receive payments pursuant to the Plan in accordance with the terms specified below.

1.	To the extent that you provide distribution assistance and/or shareholder servicing in accordance with the Plan and applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be periodically entitled to a fee pursuant to the Plan.

2.	The fee paid to you with respect to each applicable Class will be computed and paid quarterly at the annual rate as set forth on the Schedule A hereto and contained in the Fund’s Registration Statement, as amended and supplemented from time to time (“Registration Statement”)(as the same is in effect from time to time), based on the Classes of shares that are purchased or acquired by your firm as nominee for your customers, or that are otherwise owned by those customers of your firm whose records, as maintained by the Fund or its transfer agent, UMB Fund Services, Inc. (the “Transfer Agent”), designate your firm as the customers’ dealer of record or holder of record (the “Subject Shares”). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Subject Shares will be computed in the manner specified in the Registration Statement in connection with the computation of the net asset value of shares for purposes of purchases and redemptions. The portion of the distribution fee that will be used to pay for shareholder servicing for any Class of shares of the Fund shall be no more than 0.25% of 1% per annum of the average daily net assets attributable to such Class (up to the maximum annual rate set forth on Schedule A hereto).

3.	The total of the fees calculated for each respective Class for any period with respect to which such calculations are made will be paid within 45 days after the close of such period. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder. In the event payment due for a period is less than $10.00, such payment may not be made during the applicable payment period but will be included with the next scheduled payment when the aggregate due exceeds $10.00.

4.	For Subject Shares purchased by you and redeemed or repurchased within seven days after confirmation by us of your original purchase order for such Subject Shares, you shall promptly refund to us any commissions retained by you on the original sale and any distribution and service payments made to you.

5.	In the case of a Class that has adopted the Plan, we may elect from time to time to make payments to you for shareholder services provided under such Plan, including, without limitation, some or all of the following: establishing and maintaining shareholder accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund to shareholders and receiving and answering correspondence.

6.	You shall promptly furnish us and the Fund with such information as shall reasonably be requested either by the Board of Trustees of the Fund (the “Board”) or by us with respect to the services provided and the fees paid to you pursuant to this Agreement, including but not limited to blue sky sales reports. We shall furnish the Board, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

7.	You shall place orders either directly with the Funds’ Transfer Agent in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC. You are solely responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers for purchases, exchanges or redemptions. You are also solely responsible for ensuring that orders are placed by properly authorized persons, as well as for determining whether the Fund and applicable Class is suitable for your customer. In addition, all orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either. Purchase orders shall be subject to receipt by the Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements, unless waived by the Fund, as set forth in the Fund’s Registration Statement.

8.	Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC. If payment for purchased shares of the Fund is not received from you, we and the Fund reserve the right forthwith to cancel the sale, or at the option of us or the Fund to sell the shares at the then prevailing net asset value. In either case, you agree to be responsible for any loss resulting to the Fund and/or to us from your failure to make payments in accordance with these procedures. You shall not be entitled to any gains generated by the cancellation of the purchase.

9.	For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Fund or for the Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the current Registration Statement or in such financial or other statements that may be furnished to you, or as may properly be included in sales literature of advertisements in accordance with the provisions of the Securities Act of 1933, the 1940 Act and applicable FINRA rules and regulations. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Fund and its trustees, officers, directors, employees and agents harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents or the purchase, redemption, transfer or registration of shares of the Fund (or orders relating to the same) by you or your clients, or from your breach of any of the terms of this Agreement. In the event that we or the Fund determine to refund any amount paid by an investor by reason of any such violation, you shall return to us or to the Fund any commission previously paid with respect to the transaction for which the refund is made. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

10.	We may enter into other similar agreements with any other person without your consent.

11.	You represent that you are a FINRA member and agree to maintain membership in FINRA. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and FINRA which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2341 of the FINRA Conduct Rules, all of which are incorporated herein as if set forth in full. You shall comply with all applicable laws including state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of the Fund in any state or jurisdiction where (i) you are not qualified to do so, or (ii) the shares are not qualified for sale, including under the blue sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency. We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares.

12.	Unless otherwise mutually agreed upon in writing, you shall deliver or cause to be delivered to each customer who purchases shares of the Fund from or through you, copies of all annual and interim reports, proxy solicitation materials and any other information and materials relating to the Fund and prepared by or on behalf of the Fund.

13.	You agree to maintain all records required by law relating to transactions involving the Fund, and upon the request by us or the Fund, promptly make such of these records available to us, the Fund or the Fund’s administrator as requested. In addition, you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Fund’s administrator, to enable the Fund to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

14.	You understand and acknowledge that the Fund may offer shares in multiple Classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available Class of the Fund, to ensure that each customer is offered only shares that are suitable investments for such customer, to ensure that each customer is afforded the opportunity to obtain sales charge break points (if any), as detailed in the Registration Statement, and to ensure the proper supervision of your agents or representatives in recommending and offering the multiple Classes to your customers.

15.	You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function. You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations. You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase Subject Shares, you will assume responsibility for compliance with the foregoing laws and regulations with regard to such customers. You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of the Subject Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers. You agree to cooperate with the Distributor to satisfy anti-money laundering due diligence obligations of the Distributor and the Fund.

16.	The parties agree that any “non-public personal information,” as the term is defined under Regulation S-P (“Reg S-P”), that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any non-public personal information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. Any privacy notice that you send to customers will comply with Title V of the Gramm-Leach-Bliley Act and Reg S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers, such as security broker-dealers or investment companies, as permitted by law. This provision shall survive the termination of this Agreement.

17.	Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual that has signed this Agreement below on its behalf is empowered to act for and on behalf of such party with respect to the execution of this Agreement.

18.	This Agreement may be terminated by the Distributor or the Dealer with respect to any Class at any time for any reason without payment of any penalty. This Agreement will be automatically terminated, without notice, by any act that terminates either the Distribution Agreement with us or the Plan, upon your expulsion or suspension from FINRA or in the event of its “assignment” as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

19.	The provisions of the Plan and the Distribution Agreement, insofar as they relate to our obligations, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if sent to you at the business or e-mail address specified by you below.

20.	This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without giving effect to the principles of conflicts of law.

21.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Registration Statement, the terms of the then-current Registration Statement shall control.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

UMB DISTRIBUTION SERVICES, LLC
Name of Dealer (Please Print or Type)*	235 West Galena Street
Milwaukee, Wisconsin 53212

Address of Dealer

By:		By:
	Authorized Officer		Authorized Officer

	Print Name		Print Name

Date:		Date:

Phone:

Email:

*NOTE: Please sign and return a PDF copy of this Agreement to James Curry with UMB Distribution Services, LLC, James.Curry@umb.com. Upon acceptance, one countersigned copy will be returned to you for your files.

SCHEDULE A

TO THE

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES

OF

HAMILTON LANE PRIVATE INFRASTRUCTURE FUND

As of [__]

Name of Fund	Class	CUSIP	Sales Charge	Distribution and Shareholder Service Fees	Payment Frequency
Hamilton Lane Private Infrastructure Fund	R	[__]	Up to 3.5%	0.85%	Quarterly
	I	[__]	N/A	N/A	N/A
	Y	[__]	N/A	N/A	N/A

Any additional Classes of the Fund will be included under this Agreement without the need for an amendment, upon written notice from the Distributor to you. Unless otherwise indicated in writing, all additions or deletions to the existing Classes or the Fund, whether through new offerings, mergers or acquisitions, will be effective upon Distributor’s provision of written notice to you of such addition or deletion, will automatically fall under the rules established by this Agreement and will not require a signed amendment by both parties.